Exhibit 99.1

FOR IMMEDIATE RELEASE
April 15, 2009

For more information:
Kenneth Torosian	Jordan M. Darrow
Chief Financial Officer	Investor Relations
Medialink Worldwide Incorporated	Darrow Associates, Inc.
Tel: (212) 682-8300	Tel: (631) 367-1866
IR@medialink.com	jdarrow@darrowir.com

MEDIALINK REPORTS FOURTH QUARTER 2008 RESULTS

NEW YORK, April 15, 2009 – Medialink Worldwide Incorporated (Nasdaq: MDLK), a leading provider of diversified media services for professional communicators and marketers, today reported financial results for the fourth quarter ended December 31, 2008.

As previously announced, on August 29, 2008, the Company transferred its ownership interests in its Teletrax subsidiaries, its digital video monitoring services segment, to Koninklijke Philips Electronics N.V. and its affiliates.  Also as previously announced, on October 1, 2008, the Company sold the client list of Medialink UK Limited (“Medialink UK”), its UK-based media communications services business, to World Television Group plc and subsequently wound down the operation.  Accordingly, prior period results of operations and financial position have been reclassified to reflect Teletrax and Medialink UK as discontinued operations in all periods presented.

Revenues for the three months ended December 31, 2008, of $4.9 million decreased by 20.6% from revenues of $6.2 million in the comparable 2007 period.  This decrease, which is in line with previously announced expectations for the quarter, was the result of a decline in the number of projects amidst deteriorating worldwide economic conditions.

The Company incurred an operating loss of $1.9 million and an operating loss before impairments and other charges of $708,000 in the fourth quarter of 2008, as compared to an operating loss of $805,000 in the comparable 2007 quarter.  The operating loss in the fourth quarter of 2008 includes an impairment charge of $1.1 million related to the long-lived assets of the remaining business and a loss on extinguishment of debt of $116,000 related to the partial prepayment of the Company’s subordinated debentures.

For the three months ended December 31, 2008, the Company reported a net loss of $3.0 million, or $0.47 per share, consisting of a loss from continuing operations of $1.5 million, or $0.24 per share, and a loss from discontinued operations of $1.5 million, or $0.23 per share.  The loss from discontinued operations in the 2008 quarter included a loss from operations for Medialink UK of $614,000 primarily related to a charge for exit activities and a loss on disposal of Medialink UK of $879,000.  For the comparable period in 2007, the Company reported a net loss of $2.2 million, or $0.34 per share, which consisted of a loss from continuing operations of $1.1 million, or $0.17 per share, and a loss from discontinued operations of $1.0 million, or $0.17 per share.  The loss from discontinued operations in the 2007 quarter consisted of a loss from operations for Teletrax of approximately $800,000 and a loss from operations for Medialink UK of approximately $200,000.

Medialink Reports Fourth Quarter 2008 Results	Page 2 of 5

The Company had cash and working capital totaling $5.4 million and $4.9 million, respectively, at December 31, 2008.  The Company has a history of operating losses and expects to incur operating losses in 2009 as revenues continue to decline in the current economic climate.  The Company’s sole source of capital is its working capital, which may not be sufficient to fund continuing operating losses and existing obligations.  The Company is currently pursuing various strategic alternatives, including obtaining additional financing or investment from potentially interested third-party investors or buyers.  The Company also continues to take action to reduce its costs, and has completed, and will continue to initiate, various measures in an effort to achieve profitability.  If the Company is not successful in these efforts it may not be able to finance its operations and commitments with its working capital, and therefore may not be able to continue as a going concern, which would result in the Company’s inability to realize the carrying value of its assets and liquidate its liabilities.  The Company’s annual report on Form 10-K for the year ended December 31, 2008, includes an opinion issued by its independent registered public accounting firm that expresses doubt about the Company’s ability to continue as a going concern.

“Like most commercial enterprises during the fourth quarter, we faced tremendous challenges during rough economic times,” said Laurence Moskowitz, President and Chief Executive Officer of Medialink.  “Worldwide economic conditions in 2009 have continued to put significant pressure on the business and our clients, including resultant delays in approval for clients’ spending budgets.  In light of these ongoing difficult economic conditions causing delays and reductions in client spending in the early part of 2009, we are currently forecasting a $1.5 million decline in revenues for the first quarter of 2009 as compared to the comparable 2008 quarter.

“We continue to adjust our cost base and take the necessary actions to enforce strict cost controls.  We also continue to develop and promote new services that we have introduced that better serve our clients’ needs in the current environment,” concluded Moskowitz.

Revenues for the year ended December 31, 2008, of $19.6 million decreased by 10.4% from revenues of $21.9 million in the comparable 2007 period.  This decrease was largely the result of a decline in the number of projects amidst deteriorating worldwide economic conditions in the fourth quarter of 2008.

The Company incurred an operating loss of $8.3 million and an operating loss before impairments and other charges of $3.5 million in 2008, as compared to an operating loss of $4.4 million in the comparable 2007 period.  The operating loss in 2008 includes a goodwill impairment charge of $3.4 million related to the Company’s media communications services business, an impairment charge of $1.1 million related to long-lived assets of the remaining operation, a charge of $170,000 related to exit activities, and a loss on extinguishment of debt of $116,000 related to the prepayment of the Company’s subordinated debentures.

For the year ended December 31, 2008, the Company reported a net loss of $14.6 million, or $2.27 per share, consisting of a loss from continuing operations of $8.1 million, or $1.27 per share, and a loss from discontinued operations of $6.5 million, or $1.00 per share.  The loss from discontinued operations in the 2008 period included a loss from operations of $6.0 million and a loss on disposal of $467,000.  The loss from operations of discontinued operations consisted of a loss for Teletrax of $3.7 million and a loss for Medialink UK of $2.3 million.  The loss on disposal of discontinued operations consisted of a gain on disposal of Teletrax of $412,000 and a loss on disposal of Medialink UK of $879,000.  For the year ended December 31, 2007, the Company reported a net loss of $4.6 million, or $0.72 per share, which consisted of a loss from continuing operations of $3.7 million, or $0.58 per share, and a loss from discontinued operations of $892,000, or $0.14 per share.   The loss from discontinued operations in the 2007 period included a loss from operations of $3.5 million, consisting of a loss for Teletrax of $3.0 million and a loss for Medialink UK of $488,000, and a gain on sale of the Company’s U.S. Newswire division of $2.6 million.

Medialink will host a teleconference with a simultaneous webcast at 11:00 a.m. EDT today to discuss the Company’s quarterly results.  Participating on the teleconference will be Laurence Moskowitz, Chairman, President and Chief Executive Officer, and Kenneth G. Torosian, Chief Financial Officer. To access the teleconference, please dial 1-888-680-0890 (domestic) or 1-617-213-4857 (international) and use “86000862” as the passcode, approximately 10 minutes prior to the start time.  The conference call will be webcast live by Thomson Financial and can be accessed at Medialink’s website at www.medialink.com.  The webcast is also being distributed through the Thomson StreetEvents Network via www.earnings.com (for individual investors) and www.streetevents.com (for institutional investors).  To listen to the webcast, please go to any of these websites about 10 minutes prior to the start of the call to register, download, and install any necessary audio software.

Medialink Reports Fourth Quarter 2008 Results	Page 3 of 5

For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with playback access code 48101422, starting approximately two hours after the conclusion of the call and available until April 22, 2009.

About Medialink:

Medialink is a leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, and the Internet.  Based in New York, Medialink has offices in major cities throughout the United States.  For additional investor and financial information, please visit the Investor Relations section of the Company's website (www.medialink.com).

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With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses; our ability to achieve profitability; our ability to obtain financing or other capital; our ability to remain a going concern and remain in operation; the financial stability of our clients; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Mediaseed®; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; our ability to develop and maintain successful relationships with critical vendors; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Please see attached financial tables)

Medialink Reports Fourth Quarter 2008 Results	Page 4 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands, except per-share amounts)

	For the three months		For the year
	ended December 31,		ended December 31,
	2008	2007	2008	2007

Revenues	$4,938	$6,221	$19,629	$21,898

Direct costs	2,124	2,708	7,966	9,151
Selling, general, and administrative expenses	3,290	4,101	14,185	16,229
Depreciation and amortization	232	217	943	904

Operating loss before impairments and other charges	(708)	(805)	(3,465)	(4,386)

Goodwill impairment	-	-	3,429	-
Other impairment charges	1,118	-	1,118	-
Charge for exit activities	-	-	170	-
Loss on debt extinguishment	116	-	116	-

Operating loss	(1,942)	(805)	(8,298)	(4,386)
Interest expense - net	(60)	(118)	(465)	(70)

Loss from continuing operations before taxes	(2,002)	(923)	(8,763)	(4,456)
Income tax provision (benefit)	(477)	190	(627)	(747)

Loss from continuing operations	(1,525)	(1,113)	(8,136)	(3,709)
Loss from discontinued operations, net of tax	(1,493)	(1,048)	(6,450)	(892)

Net loss	$(3,018)	$(2,161)	$(14,586)	$(4,601)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.24)	$(0.17)	$(1.27)	$(0.58)
Loss from discontinued operations	(0.23)	(0.17)	(1.00)	(0.14)

Net loss	$(0.47)	$(0.34)	$(2.27)	$(0.72)

Weighted average number of common shares:
Basic and diluted	6,428	6,428	6,428	6,392

Medialink Reports Fourth Quarter 2008 Results	Page 5 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands)

	December 31,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$5,354	$11,438
Accounts receivable - net	2,190	2,655
Prepaid expenses	264	233
Prepaid and refundable taxes	627	743
Deferred income taxes	-	169
Other current assets	824	80
Current assets of discontinued operations	-	3,901
Total current assets	9,259	19,219

Property and equipment - net	-	1,863
Goodwill	-	3,429
Deferred income taxes	-	217
Other assets	211	568
Non-current assets of discontinued operations	-	2,849

Total assets	$9,470	$28,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,221	$1,017
Accrued expenses and other current liabilities	3,172	3,625
Current liabilities of discontinued operations	-	2,684
Total current liabilities	4,393	7,326

Convertible debentures, net of unamortized discount of $133 and $422	2,517	3,928
Other long-term liabilities	379	720
Non-current liabilities of discontinued operations	-	45
Total liabilities	7,289	12,019

Stockholders' Equity	2,181	16,126

Total liabilities and stockholders' equity	$9,470	$28,145